Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: January 15, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Appoints Faisal Hamadi as President of Infrastructure Segment

PITTSBURGH, January 15, 2025 — Kennametal Inc. (NYSE: KMT) announced today that Faisal Hamadi, currently Vice President of Kennametal’s Value Creation Systems, will succeed Franklin Cardenas as President of the Company’s Infrastructure segment, effective January 20, 2025.
“I want to thank Franklin for his years of service and many contributions to Kennametal,” said Sanjay Chowbey, President and CEO. “We wish him success in his future endeavors and appreciate his ongoing partnership with Faisal to ensure a seamless transition.”
Hamadi joined Kennametal in July 2024 from Eaton Corporation where he had 17 years of experience in progressively larger roles. Most recently, he had P&L ownership as the General Manager of a $600 million aerospace business that served major airlines and OEMs globally and had more than 1,000 employees.
Chowbey said: “Faisal’s diverse business experience in commercial, operations and general management will serve him well as the leader of our Infrastructure segment. He will be a critical partner in our journey to create shareholder value, and I am confident that his strategic thinking, customer focus, continuous improvement experience and collaborative approach will help us grow and improve our Infrastructure business.”
Hamadi’s existing Value Creation Systems responsibilities will be combined with existing roles at Kennametal, providing strong alignment between business, operations and continuous improvement efforts across the company.
Cardenas will remain with the company through April 1, 2025.

About Hamadi
As Vice President of Kennametal Inc. and President of the Infrastructure segment, Hamadi will be accountable for all aspects of the global business, including advancing the strategy, driving operational excellence and delivering profitable growth.
Hamadi is currently the Vice President, Value Creation Systems. He joined Kennametal in 2024, focused on implementing lean business systems as part of the Continuous Improvement Value Creation Pillar. Prior to joining Kennametal, Hamadi spent 17 years at Eaton Corporation in progressive roles, including Division Finance Manager, Product Manager, Sales Manager, Plant Manager and General Manager.
He holds a bachelor's degree in finance from Michigan State and a master's degree in finance from Johns Hopkins University.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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